Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – January 28, 2025

Auburn National Bancorporation, Inc. Reports

Fourth Quarter and Full Year Results

Fourth Quarter 2024 Highlights:

•	Net interest margin (tax-equivalent) improved 44 basis points to 3.09%, compared to 4Q 2023

•	Net interest income (tax-equivalent) increased 14% compared to 4Q 2023

•	Average loans increased 3% compared to 4Q 2023

•	Nonperforming assets were $0.5 million or 0.05% of total assets at December 31, 2024

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net income of $1.6 million, or $0.45 per share, for the fourth quarter of 2024, compared to $1.7 million, or $0.50 per share, for the third quarter of 2024, and a net loss of $(4.0) million, or $(1.14) per share, for the fourth quarter of 2023. The net loss for the fourth quarter of 2023 reflected the sale of $117.6 million of available-for-sale securities for an after-tax loss of $(4.7) million, or $(1.35) per share related to the Company’s balance sheet repositioning strategy. Excluding this non-routine item, net earnings for the fourth quarter of 2023 would have been $0.7 million, or $0.21 per share.

For the full year 2024, the Company reported net earnings of $6.4 million, or $1.83 per share, compared to $1.4 million, or $0.40 per share, for 2023. Excluding the loss on sale of securities related to the balance sheet repositioning strategy during 2023, described above, net earnings for the full year 2023 would have been $6.1 million, or $1.75 per share.

“Our fourth quarter and full year results reflect solid revenue growth, strong asset quality, and controlled expenses” said David A. Hedges, President and CEO. “Except for the first quarter of 2024, following the balance sheet repositioning, our quarterly cost of deposits decreased for the first time since the third quarter of 2022. We remain optimistic that our net interest margin will continue to improve in 2025 as recent cuts in the federal funds rate should reduce our cost of deposits and still allow our earning asset yields to improve as loans and securities re-price. While the interest rate environment remains challenging for the banking industry, our capital and liquidity are strong and we are well positioned to meet the needs of our customers” said Mr. Hedges.

Net interest income (tax-equivalent) was $7.0 million for the fourth quarter of 2024, compared to $6.8 million in the third quarter of 2024, and $6.2 million for the fourth quarter of 2023. The increase in net interest income was primarily due to improved net interest margin.

Net interest margin (tax-equivalent) was 3.09% in the fourth quarter of 2024, compared to 3.05% in the third quarter of 2024, and 2.65% in the fourth quarter of 2023. The increase in net interest margin compared to the fourth quarter of 2023 was primarily due to loan growth and the balance sheet repositioning strategy mentioned above, which resulted in a more favorable asset mix and higher yields on interest-earning assets in 2024. Average loans for the fourth quarter of 2024 were $567.6 million, a 3% increase from the fourth quarter of 2023.

Nonperforming assets were $0.5 million, or 0.05% of total assets, at December 31, 2024, compared to $0.8 million, or 0.08% of total assets at September 30, 2024, and $0.9 million, or 0.09% of total assets, at December 31, 2023.

The Company recorded a negative provision for credit losses of $(48) thousand in the fourth quarter of 2024, compared to a negative provision for credit losses of $(127) thousand in the third quarter of 2024, and a provision for credit losses of $326 thousand in the fourth quarter of 2023.

At December 31, 2024 and September 30, 2024, the Company’s allowance for credit losses was $6.9 million, or 1.22% of total loans, compared to $6.9 million, or 1.23% of total loans at December 31, 2023. Although the balance of the allowance for credit losses was largely unchanged, the decrease in the allowance for credit losses as a percentage of total loans was primarily due to improved economic forecasts.

Noninterest income was $0.8 million for both the fourth and third quarters of 2024, compared to a loss of $5.4 million in the fourth quarter of 2023. Excluding the pre-tax securities loss of $6.3 million related to the balance sheet repositioning strategy in 2023, noninterest income would have been $0.9 million for the fourth quarter of 2023.

Noninterest expense was $5.5 million in both the fourth and third quarters of 2024, compared to $5.8 million for the fourth quarter of 2023. The decrease in noninterest expense compared to the fourth quarter of 2023 was primarily related to decreases in salaries and benefits expense, net occupancy and equipment expense, and professional fees expense.

The provision for income tax expense was $0.8 million for the fourth quarter of 2024, compared to income tax expense of $0.5 million for the third quarter of 2024, and an income tax benefit of $(1.5) million for the fourth quarter of 2023.

The effective tax rate for the fourth quarter of 2024 was 34.73%, compared to 23.46% for the third quarter of 2024, and an effective tax rate of (27.53)% for the fourth quarter of 2023. The increase in the effective tax rate compared to the fourth quarter of 2023 was primarily due to an increase in pre-tax earnings in 2024 resulting from our balance sheet repositioning and the pre-tax loss incurred in the fourth quarter of 2023 from selling securities in such balance sheet repositioning. Also, the provision for income tax expense and the effective tax rates for the fourth and third quarters of 2024 included discrete tax items associated with provision to return adjustments in conjunction with the final 2023 tax return filing and the resolution of state examination activities, which resulted in additional tax expense. Excluding these discrete items, the effective tax rate for the fourth and third quarters of 2024, would have been 21.55% and 18.96%, respectively. The Company’s effective income tax rate otherwise is principally affected by tax-exempt earnings from the Company’s investments in municipal securities, bank-owned life insurance, and New Markets Tax Credits.

Total assets were $977.3 million at December 31, 2024, compared to $990.1 million at September 30, 2024 and $975.3 million at December 31, 2023. Loans, net of unearned income were $564.0 million at December 31, 2024, compared to $565.7 million at September 30, 2024 and $557.3 million at December 31, 2023. Growth in construction and land development loans since December 31, 2023 was partially offset by paydowns in commercial and industrial loans. Total deposits were $895.8 million at December 31, 2024, compared to $901.7 million at September 30, 2024 and $896.2 million at December 31, 2023. At December 31, 2024, the Company had $74.1 million of reciprocal deposits sold off-balance sheet, compared to $37.8 million at September 30, 2024, and $59.0 million at December 31, 2023. The Company had no brokered deposits, FHLB advances or other wholesale borrowings outstanding at December 31, 2024, September 30, 2024, or December 31, 2023.

At December 31, 2024, the Company’s consolidated stockholders’ equity (book value) was $78.3 million, or $22.41 per share, compared to $84.3 million, or $24.14 per share, and $76.5 million, or $21.90 per share, at December 31, 2023. The decrease from September 30, 2024 was primarily driven by other comprehensive losses of $6.7 million due to higher market interest rates that led to an increase in unrealized losses on securities available-for-sale, net of tax, and cash dividends paid of $1.0 million, partially offset by net earnings of $1.6 million during the fourth quarter of 2024. The increase from December 31, 2023 was primarily driven by net earnings of $6.4 million, which was partially offset by cash dividends paid of $3.8 million, other comprehensive losses of $0.6 million related to unrealized gains/losses on securities available-for-sale, net of tax, and a $0.3 million one-time charge for the cumulative effect to adopt a new accounting standard on January 1, 2024. Unrealized losses on securities do not affect the Bank’s capital for regulatory capital purposes.

The Company’s tangible common equity (“TCE”) ratio or total equity to total assets ratio was 8.01% at December 31, 2024, compared to 8.52% at September 30, 2024, and 7.84% at December 31, 2023. All of the Company’s marketable securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are reflected in total equity, net of tax, under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the fourth quarter of 2024. At December 31, 2024, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $977 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the remaining effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest income and margin, yields on earning assets, the market values and performance of securities held, effects of inflation, including Federal Reserve monetary policies which were tightened in response to inflation beginning in 2022 through increases in the target federal funds rate and reductions in the Federal Reserve’s Treasury and mortgage-backed securities (MBS) holdings, and more recent monetary loosening through increased reinvestment of maturing Treasury securities and reinvestment in agency debt and MBS in Treasury securities beginning in June 2024 and beginning September 17, 2024, three reductions in the target federal funds rate totaling 100 basis points to a current target of 4.25-4.50%, changes in the shape of the yield curve, interest rates (generally and those applicable to our assets and liabilities) and changes in our asset values, especially investment securities, as a result of monetary policies and interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2023 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Fourth Quarter and Full Year Results/page 4

Financial Highlights (unaudited)

Quarter ended	Year ended December 31,
(Dollars in thousands, except per share amounts)	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Results of Operations
Net interest income (a)	$6,988	$6,811	$6,154	$27,204	$26,745
Less: tax-equivalent adjustment	19	21	95	79	417
Net interest income (GAAP)	6,969	6,790	6,059	27,125	26,328
Noninterest income	845	846	(5,429)	3,474	(2,981)
Total revenue	7,814	7,636	630	30,599	23,347
Provision for credit losses	(48)	(127)	326	36	135
Noninterest expense	5,472	5,500	5,803	22,166	22,594
Income tax expense (benefit)	830	531	(1,514)	2,000	(777)
Net earnings (loss)	$1,560	$1,732	$(3,985)	$6,397	$1,395

Per share data:
Basic and diluted net earnings (loss):	$0.45	$0.50	$(1.14)	$1.83	$0.40
Cash dividends declared	$0.27	$0.27	$0.27	$1.08	$1.08
Weighted average shares outstanding:	3,493,699	3,493,699	3,493,614	3,493,690	3,498,030
Shares outstanding, at period end	3,493,699	3,493,699	3,493,614	3,493,699	3,493,614
Book value	$22.41	$24.14	$21.90	$22.41	$21.90
Common stock price:
High	$24.57	$24.35	$21.99	$24.57	$24.50
Low	20.06	17.50	19.72	16.63	18.80
Period-end	$23.49	$22.90	$21.28	$23.49	$21.28
To earnings ratio (c)	12.77	x	91.60	x	53.20	x	12.84	x	53.20	x
To book value	105%	95%	97%	105%	97%
Performance ratios:
Return on average equity (annualized):	7.49%	9.10%	(26.40	) %	8.21%	2.05%
Return on average assets (annualized):	0.63%	0.71%	(1.56	) %	0.65%	0.14%
Dividend payout ratio	60.00%	54.00%	(23.68	) %	59.02%	270.00%
Other financial data:
Net interest margin (a)	3.09%	3.05%	2.65%	3.06%	2.89%
Effective income tax rate	34.73%	23.46%	(27.53	) %	23.82%	(125.73	) %
Efficiency ratio (b)	69.86%	71.83%	800.41%	72.25%	95.08%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$503	$775	$911	$503	$911
Total nonperforming assets	$503	$775	$911	$503	$911

Net (recoveries) charge-offs	$(16)	$60	$173	$(14)	$46

Allowance for credit losses as a % of:
Loans	1.22%	1.22%	1.23%	1.22%	1.23%
Nonperforming loans	1,366%	887%	753%	1,366%	753%
Nonperforming assets as a % of:
Loans and other real estate owned	0.09%	0.14%	0.16%	0.09%	0.16%
Total assets	0.05%	0.08%	0.09%	0.05%	0.09%
Nonperforming loans as a % of total loans	0.09%	0.14%	0.16%	0.09%	0.16%
Net (recoveries) charge-offs as a % of average loans	(0.01	) %	0.04%	0.13%	—%	0.01%

Selected average balances:
Securities	$255,168	$251,723	$354,065	$258,155	$387,488
Loans, net of unearned income	567,634	571,651	550,938	568,378	523,838
Total assets	991,275	982,656	1,020,476	982,268	1,021,808
Total deposits	904,605	904,860	953,674	902,429	946,791
Total stockholders’ equity	83,325	76,113	60,372	77,921	68,066
Selected period end balances:
Securities	$243,012	$258,285	$270,910	$243,012	$270,910
Loans, net of unearned income	564,017	565,699	557,294	564,017	557,294
Allowance for credit losses	6,871	6,876	6,863	6,871	6,863
Total assets	977,324	990,143	975,255	977,324	975,255
Total deposits	895,824	901,724	896,243	895,824	896,243
Total stockholders’ equity	78,292	84,336	76,507	78,292	76,507

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

(c)	Calculated by dividing period end share price by earnings per share for the previous four quarters.

Reports Fourth Quarter and Full Year Results/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

			Quarter ended		Year ended December 31,

(Dollars in thousands, except per share amounts)	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Net interest income, as reported (GAAP)	$6,969	$6,790	$6,059	$27,125	$26,328
Tax-equivalent adjustment	19	21	95	79	417
Net interest income (tax-equivalent)	$6,988	$6,811	$6,154	$27,204	$26,745